                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                   Under the Securities Exchange Act of 1934*

                                CERES GROUP, INC.

               ---------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK

               ---------------------------------------------------
                         (Title of Class of Securities)

                                    156772105

               ---------------------------------------------------
                                 (CUSIP Number)

                                 William J. Ruh
                     6051 El Tordo Rancho Santa Fe, CA 92067
                              Phone: (858) 756-8300

            --------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                  JULY 25, 2000

            --------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D and is filing this Schedule because of Rule 13d-1(b)(3) or (4), check the following: / /

Check the following box if a fee is being paid with the statement (a fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class). (See Rule 13d-7). / /

                                  SCHEDULE 13D

CUSIP NO. 156772105                                           Page 2 of 18 Pages

--------------------- -------------------------------------------------------------------------------------------------------

1                     NAME OF REPORTING PERSON
                      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Castle Creek Capital Partners Fund IIa, LP
                      Federal ID No.: 68-0415156
--------------------- -------------------------------------------------------------------------------------------------------
2                     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)  [ ]
                                                                                (b)  [X]
--------------------- -------------------------------------------------------------------------------------------------------
3                     SEC USE ONLY
--------------------- -------------------------------------------------------------------------------------------------------
4                     SOURCE OF FUNDS
                      WC
--------------------- -------------------------------------------------------------------------------------------------------
5                     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR
                      2(e)                                                                         [ ]
--------------------- -------------------------------------------------------------------------------------------------------
6                     CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
---------------- ---- -------------------------------------------------------------------------------------------------------
NUMBER OF        7    SOLE VOTING POWER
SHARES                1,171,725 (1)
BENEFICIALLY     ---- -------------------------------------------------------------------------------------------------------
OWNED BY EACH    8    SHARED VOTING POWER
REPORTING        ---- -------------------------------------------------------------------------------------------------------
PERSON           9    SOLE DISPOSITIVE POWER
WITH                  1,171,725 (1)
                 ---- -------------------------------------------------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER
---------------- ---- -------------------------------------------------------------------------------------------------------
11                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      1,171,725
--------------------- -------------------------------------------------------------------------------------------------------
12                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                      SHARES   [  ]
--------------------- -------------------------------------------------------------------------------------------------------
13                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      6.8%
--------------------- -------------------------------------------------------------------------------------------------------
14                    TYPE OF REPORTING PERSON
                      PN (limited partnership)
--------------------- -------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP NO. 156772105                                           Page 3 of 18 Pages


    FOOTNOTES TO FACING SHEET FOR CASTLE CREEK CAPITAL PARTNERS FUND IIa, LP

(1)      Power is exercised through its sole general partner, Castle Creek
         Capital LLC

                                  SCHEDULE 13D

CUSIP NO. 156772105                                           Page 4 of 18 Pages

--------------------- -------------------------------------------------------------------------------------------------------


1                     NAME OF REPORTING PERSON
                      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Castle Creek Capital Partners Fund IIb, LP
                      Federal ID No.: 68-0415157
--------------------- -------------------------------------------------------------------------------------------------------
2                     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
                                                                                  (b)  [X]
--------------------- -------------------------------------------------------------------------------------------------------
3                     SEC USE ONLY
--------------------- -------------------------------------------------------------------------------------------------------
4                     SOURCE OF FUNDS
                      WC
--------------------- -------------------------------------------------------------------------------------------------------
5                     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR
                      2(e)                                                                         [ ]
--------------------- -------------------------------------------------------------------------------------------------------
6                     CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
---------------- ---- -------------------------------------------------------------------------------------------------------
NUMBER OF        7    SOLE VOTING POWER
SHARES                494,942 (1)
BENEFICIALLY     ---- -------------------------------------------------------------------------------------------------------
OWNED BY EACH    8    SHARED VOTING POWER
REPORTING        ---- -------------------------------------------------------------------------------------------------------
PERSON           9    SOLE DISPOSITIVE POWER
WITH                  494,942 (1)
                 ---- -------------------------------------------------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER
--------------------- -------------------------------------------------------------------------------------------------------
                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11                    494,942
--------------------- -------------------------------------------------------------------------------------------------------
12                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                      SHARES                                                                   [  ]
--------------------- -------------------------------------------------------------------------------------------------------
13                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      2.9%
--------------------- -------------------------------------------------------------------------------------------------------
14                    TYPE OF REPORTING PERSON
                      PN (limited partnership)
--------------------- -------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP NO. 156772105                                           Page 5 of 18 Pages


    FOOTNOTES TO FACING SHEET FOR CASTLE CREEK CAPITAL PARTNERS FUND IIb, LP

(1)      Power is exercised through its sole general partner, Castle Creek
         Capital LLC

                                  SCHEDULE 13D

CUSIP NO. 156772105                                           Page 6 of 18 Pages

--------------------- -------------------------------------------------------------------------------------------------------

1                     NAME OF REPORTING PERSON
                      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Castle Creek Capital LLC
                      Federal ID No.: 36-4073477
--------------------- -------------------------------------------------------------------------------------------------------
2                     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
                                                                                  (b)  [X]
--------------------- -------------------------------------------------------------------------------------------------------
3                     SEC USE ONLY
--------------------- -------------------------------------------------------------------------------------------------------
4                     SOURCE OF FUNDS
                      WC
--------------------- -------------------------------------------------------------------------------------------------------
5                     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR
                      2(e)                                                                         [ ]
--------------------- -------------------------------------------------------------------------------------------------------
6                     CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
---------------- ---- -------------------------------------------------------------------------------------------------------
NUMBER OF        7    SOLE VOTING POWER
SHARES                1,666,667 (1)
BENEFICIALLY     ---- -------------------------------------------------------------------------------------------------------
OWNED BY EACH    8    SHARED VOTING POWER
REPORTING        ---- -------------------------------------------------------------------------------------------------------
PERSON           9    SOLE DISPOSITIVE POWER
WITH                  1,666,667 (1)
                 ---- -------------------------------------------------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER
--------------------- -------------------------------------------------------------------------------------------------------
11                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      1,666,667 (1)(2)
--------------------- -------------------------------------------------------------------------------------------------------
12                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                      SHARES                                         [  ]
--------------------- -------------------------------------------------------------------------------------------------------
13                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      9.7%
--------------------- -------------------------------------------------------------------------------------------------------
14                    TYPE OF REPORTING PERSON
                      OO (limited liability company)
--------------------- -------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP NO. 156772105                                           Page 7 of 18 Pages


             FOOTNOTES TO FACING SHEET FOR CASTLE CREEK CAPITAL LLC

(1) Power is exercised through its controlling members, Eggemeyer Advisory Corp. and WJR Corp.

(2) Solely in its capacity as sole general partner of Castle Creek Capital Partners Fund IIa, LP and Castle Creek Capital Partners Fund IIb, LP.

                                  SCHEDULE 13D

CUSIP NO. 156772105                                           Page 8 of 18 Pages

--------------------- -------------------------------------------------------------------------------------------------------

1                     NAME OF REPORTING PERSON
                      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Eggemeyer Advisory Corp.
                      Federal ID No.: 36-4104569
--------------------- -------------------------------------------------------------------------------------------------------
2                     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)  [ ]
                                                                                (b)  [X]
--------------------- -------------------------------------------------------------------------------------------------------
3                     SEC USE ONLY
--------------------- -------------------------------------------------------------------------------------------------------
4                     SOURCE OF FUNDS
                      WC
--------------------- -------------------------------------------------------------------------------------------------------
5                     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR
                      2(e)                                                                         [ ]
--------------------- -------------------------------------------------------------------------------------------------------
6                     CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
---------------- ---- -------------------------------------------------------------------------------------------------------
NUMBER OF        7    SOLE VOTING POWER
SHARES           ---- -------------------------------------------------------------------------------------------------------
BENEFICIALLY     8    SHARED VOTING POWER
OWNED BY EACH         1,666,667 (1)
REPORTING        ---- -------------------------------------------------------------------------------------------------------
PERSON           9    SOLE DISPOSITIVE POWER
WITH             ---- -------------------------------------------------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER
                      1,666,667 (1)
--------------------- -------------------------------------------------------------------------------------------------------
11                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      1,666,667 (1)(2)
--------------------- -------------------------------------------------------------------------------------------------------
12                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                      SHARES                                                       [   ]
--------------------- -------------------------------------------------------------------------------------------------------
13                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      9.7%
--------------------- -------------------------------------------------------------------------------------------------------
14                    TYPE OF REPORTING PERSON
                      OO (limited liability company)
--------------------- -------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP NO. 156772105                                           Page 9 of 18 Pages


             FOOTNOTES TO FACING SHEET FOR EGGEMEYER ADVISORY CORP.

(1) Power is exercised through its sole shareholder and president, John M. Eggemeyer, III.

(2) In its capacity as a controlling member of Castle Creek Capital LLC, the sole general partner of Castle Creek Capital Partners Fund IIa, LP and Castle Creek Capital Partners Fund IIb, LP.

                                  SCHEDULE 13D

CUSIP NO. 156772105                                          Page 10 of 18 Pages

--------------------- -------------------------------------------------------------------------------------------------------

1                     NAME OF REPORTING PERSON
                      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      John M. Eggemeyer, III
                      S.S. No.: ###-##-####
--------------------- -------------------------------------------------------------------------------------------------------
2                     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
                                                                                  (b)  [X]
--------------------- -------------------------------------------------------------------------------------------------------
3                     SEC USE ONLY
--------------------- -------------------------------------------------------------------------------------------------------
4                     SOURCE OF FUNDS
                      WC
--------------------- -------------------------------------------------------------------------------------------------------
5                     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR
                      2(e)                                                                         [ ]
--------------------- -------------------------------------------------------------------------------------------------------
6                     CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States of America
---------------- ---- -------------------------------------------------------------------------------------------------------
NUMBER OF        7    SOLE VOTING POWER
SHARES           ---- -------------------------------------------------------------------------------------------------------
BENEFICIALLY     8    SHARED VOTING POWER
OWNED BY EACH         1,666,667 (1)
REPORTING        ---- -------------------------------------------------------------------------------------------------------
PERSON           9    SOLE DISPOSITIVE POWER
WITH             ---- -------------------------------------------------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER
                      1,666,667 (1)
--------------------- -------------------------------------------------------------------------------------------------------
11                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      1,666,667 (1)
--------------------- -------------------------------------------------------------------------------------------------------
12                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                      SHARES                                                   [  ]
--------------------- -------------------------------------------------------------------------------------------------------
13                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      9.7%
--------------------- -------------------------------------------------------------------------------------------------------
14                    TYPE OF REPORTING PERSON
                      IN
--------------------- -------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP NO. 156772105                                          Page 11 of 18 Pages


              FOOTNOTES TO FACING SHEET FOR JOHN M. EGGEMEYER, III


(1) Consists of 1,666,667 shares for which power is exercised as President of Castle Creek Capital LLC and as sole shareholder of one of its controlling members. Power is shared with William J. Ruh as Senior Vice President of Castle Creek Capital LLC and as sole shareholder of one of its controlling members.

                                  SCHEDULE 13D

CUSIP NO. 156772105                                          Page 12 of 18 Pages

--------------------- -------------------------------------------------------------------------------------------------------

1                     NAME OF REPORTING PERSON
                      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      WJR Corp.
                      Federal ID No. 36-4046499
--------------------- -------------------------------------------------------------------------------------------------------
2                     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
                                                                                  (b)  [X]
--------------------- -------------------------------------------------------------------------------------------------------
3                     SEC USE ONLY
--------------------- -------------------------------------------------------------------------------------------------------
4                     SOURCE OF FUNDS
                      WC
--------------------- -------------------------------------------------------------------------------------------------------
5                     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR
                      2(e)                                                                         [ ]
--------------------- -------------------------------------------------------------------------------------------------------
6                     CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
---------------- ---- -------------------------------------------------------------------------------------------------------
NUMBER OF        7    SOLE VOTING POWER
SHARES           ---- -------------------------------------------------------------------------------------------------------
BENEFICIALLY     8    SHARED VOTING POWER
OWNED BY EACH         1,666,667 (1)
REPORTING        ---- -------------------------------------------------------------------------------------------------------
PERSON           9    SOLE DISPOSITIVE POWER
WITH             ---- -------------------------------------------------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER
                      1,666,667 (1)
--------------------- -------------------------------------------------------------------------------------------------------
11                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      1,666,667 (1)(2)
--------------------- -------------------------------------------------------------------------------------------------------
12                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                      SHARES                                                      [  ]
--------------------- -------------------------------------------------------------------------------------------------------
13                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      9.7%
--------------------- -------------------------------------------------------------------------------------------------------
14                    TYPE OF REPORTING PERSON
                      OO (limited liability company)
--------------------- -------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP NO. 156772105                                          Page 13 of 18 Pages


                     FOOTNOTES TO FACING SHEET FOR WJR CORP.

(1)      Power is exercised through its sole shareholder and president, William
         J. Ruh.

(2) In its capacity as a controlling member of Castle Creek Capital LLC, the sole general partner of Castle Creek Capital Partners Fund IIa and Castle Creek Capital Partners Fund IIb, LP.

                                  SCHEDULE 13D

CUSIP NO. 156772105                                          Page 14 of 18 Pages

--------------------- -------------------------------------------------------------------------------------------------------

                      NAME OF REPORTING PERSON
                      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      William J. Ruh
1                     S.S. No.: ###-##-####
--------------------- -------------------------------------------------------------------------------------------------------
2                     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
                                                                                  (b)  [X]
--------------------- -------------------------------------------------------------------------------------------------------
3                     SEC USE ONLY
--------------------- -------------------------------------------------------------------------------------------------------
4                     SOURCE OF FUNDS
                      WC
                      PF
--------------------- -------------------------------------------------------------------------------------------------------
5                     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR
                      2(e)                                                                         [ ]
--------------------- -------------------------------------------------------------------------------------------------------
6                     CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States of America
---------------- ---- -------------------------------------------------------------------------------------------------------
NUMBER OF        7    SOLE VOTING POWER
SHARES           ---- -------------------------------------------------------------------------------------------------------
BENEFICIALLY     8    SHARED VOTING POWER
OWNED BY EACH         1,666,667 (1)
REPORTING        ---- -------------------------------------------------------------------------------------------------------
PERSON           9    SOLE DISPOSITIVE POWER
WITH             ---- -------------------------------------------------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER
                      1,666,667 (1)
--------------------- -------------------------------------------------------------------------------------------------------
11                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      1,666,667 (1)
--------------------- -------------------------------------------------------------------------------------------------------
12                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                      SHARES                                        [  ]
--------------------- -------------------------------------------------------------------------------------------------------
13                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      9.7%
--------------------- -------------------------------------------------------------------------------------------------------
14                    TYPE OF REPORTING PERSON
                      IN
--------------------- -------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP NO. 156772105                                          Page 15 of 18 Pages


                  FOOTNOTES TO FACING SHEET FOR WILLIAM J. RUH

(1) Includes 1,666,667 shares for which power is exercised as Senior Vice President of Castle Creek Capital LLC and as sole shareholder of one of its controlling members. Power is shared with John M. Eggemeyer, III as President of Castle Creek Capital LLC and as sole shareholder of one of its controlling members.

                                  SCHEDULE 13D

CUSIP NO. 156772105                                          Page 16 of 18 Pages


ITEM 1.           SECURITY AND ISSUER.

         This statement relates to the common stock, $.001 par value, (the "Common Stock") of Ceres Group, Inc. (the "Issuer"). The address of the Issuer's principal executive offices is 17800 Royalton Road, Strongsville, Ohio 44136.


ITEM 2.           IDENTITY AND BACKGROUND.

         (a) - (c) The names of the persons filing this statement are: Castle Creek Capital Partners Fund IIa, LP, a Delaware limited partnership ("Fund IIa"); Castle Creek Capital Partners Fund IIb, LP, a Delaware limited partnership ("Fund IIb"); Castle Creek Capital LLC, a Delaware limited liability company and the sole general partner of Fund IIa and Fund IIb (the "General Partner"); Eggemeyer Advisory Corp., a Delaware corporation and a controlling member of the General Partner ("EAC"); John M. Eggemeyer, III, a California resident and the sole shareholder and President of EAC and the President of the General Partner ("Eggemeyer"); WJR Corp., a Delaware corporation and a controlling member of the General Partner ("WJR"); and William J. Ruh, a California resident and the sole shareholder and President of WJR and the Senior Vice President of the General Partner ("Ruh"). The business address for each of the filing persons is 6051 El Tordo, Rancho Santa Fe, California 92067.

         (d) and (e) During the last five years, none of the persons filing this statement has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors), or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f) Eggemeyer is a citizen of the United States of America. Ruh is a citizen of the United States of America.


ITEM 3.           SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         On July 25, 2000, Fund IIa purchased 1,171,725 shares of Issuer's Common Stock at $6.00 per share at an aggregate purchase price of $7,030,350. On July 25, 2000, Fund IIb purchased 494,942 shares of Issuer's Common Stock at $6.00 per share at an aggregate purchase price of $2,969,652. The purchases were funded from capital contributions received from its limited partners.


ITEM 4.  PURPOSE OF TRANSACTION.

         The purchases by Fund IIa and Fund IIb of shares of Common Stock were for investment purposes.

                                  SCHEDULE 13D

CUSIP NO. 156772105                                          Page 17 of 18 Pages


         (a) The filing persons may also make additional purchases of the Issuer's securities.

         (b) - (j)                  None at the present time.


ITEM 5            INTEREST IN SECURITIES OF ISSUER.

         (a) Fund IIa beneficially owns 1,171,725 shares of Common Stock or 6.8% of the Issuer's outstanding Common Stock. Fund IIb beneficially owns 494,942 shares of Common Stock or 2.9% of the Issuer's outstanding Common Stock. Fund IIa and Fund IIb disclaim any beneficial interest in any shares of Common Stock owned or controlled directly or indirectly by any of its partners or the other persons filing this statement.

         (b) Fund IIa has the sole voting and dispositive power over 1,171,725 shares of Common Stock beneficially owned by it, representing approximately 6.8% of the Issuer's outstanding Common Stock. Fund IIb has the sole voting and dispositive power over 494,942 shares of Common Stock beneficially owned by it, representing approximately 6.8% of the Issuer's outstanding Common Stock. Such voting and dispositive powers are exercised by the General Partner in its capacity as general partner of Fund IIa and Fund IIb, which are exercised by EAC and WJR as the controlling members of the General Partner which in turn are exercised by Eggemeyer as the sole stockholder and President of EAC and as President of the General Partner and Ruh as the sole shareholder and President of WJR and as Senior Vice President of the General Partner.

         (c) During the past sixty days, the persons named in Item 5(a) made the following purchases of the Issuer's common Stock:


         Name             Number of Shares Purchased          Date of Purchase             Purchase Price
         ----             --------------------------          ----------------             ---------------
         Fund IIa                  1,171,725                  July 25, 2000                   $7,030,350
         Fund IIb                    494,942                  July 25, 2000                   $2,969,652


         (d) and (e)       Not Applicable.


ITEM 6. CONTRACTS, AGREEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         None.


ITEM 7.           MATERIAL TO BE FILED AS EXHIBITS.

         None.

                                  SCHEDULE 13D

CUSIP NO. 156772105                                          Page 18 of 18 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:   August 4, 2000

CASTLE CREEK CAPITAL PARTNERS FUND IIa, LP
By:      Castle Creek Capital, LLC
         Its General Partner

         By:      /s/ William J. Ruh
                  --------------------------------------------
                  Its Senior President


CASTLE CREEK CAPITAL PARTNERS FUND IIb, LP
By:      Castle Creek Capital, LLC
         Its General Partner

         By:      /s/ William J. Ruh
                  --------------------------------------------
                  Its Senior President


CASTLE CREEK CAPITAL, LLC

By:      /s/ William J. Ruh
         -----------------------------------------------------
         Its Senior President


EGGEMEYER CORP.

By:      /s/ John M. Eggemeyer, III
         --------------------------------------------
         Its President


/s/ John M. Eggemeyer, III
--------------------------------------------
John M. Eggemeyer, III

WJR CORP.


By:      s/ William J. Ruh
         -----------------------------------
         Its President


s/ William J. Ruh
------------------------------------
William J. Ruh